P.A.M. TRANSPORTATION SERVICES, INC.
                       INCENTIVE COMPENSATION PLAN - 2000C
                           CALENDAR YEARS 2000 - 2002


THIS IS THE INCENTIVE COMPENSATION PLAN of P.A.M. Transportation Services, Inc., a Delaware corporation (the "Company"), under which bonuses may be granted to certain employees of the Company and it subsidiaries subject to the limitations, provisions and requirements hereinafter stated. The Plan is as follows:

1.  PURPOSES
- ------------
The purposes of the P.A.M. Transportation Services, Inc. Incentive Compensation Plan 2000C (the "Plan") are as follows:

     (a) To encourage each participant in the Plan to make exceptional contributions to further the growth, success and profits of the Company.


     (b)  To  foster teamwork and personal involvement in the Company's success.


     (c) To provide the Company with an objective method of recognizing and rewarding certain employees who have been or will be given substantial responsibility for the direction and management of the Company.


     (d) The pronouns "he" and "his" are used throughout this document. These pronouns shall be used to describe male and female employees without without discrimination.

2.  ADMINISTRATION OF PLAN
- --------------------------
This Plan shall be administered by the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). This Committee shall interpret the Plan in a manner consistent with its purposes; and, subject to the terms of the Plan, will have discretion to determine who shall participate in the Plan and the amounts of any incentive compensation to be awarded pursuant to the Plan. All actions and determinations of the Committee taken in connection with the Plan, including the awarding of any incentive compensation, shall be final and conclusive. The Committee may adopt rules from time to time for carrying out the Plan.


3.  ELIGIBLE EMPLOYEES
- ----------------------

     (a) Upon the adoption of the Plan and at or near the start of each succeeding calendar year, eligible employees shall include:

        (i) all full-time employees of the Company and its subsidiaries that are individually selected by the Compensation Committee, in its discretion, and

       (ii) additionally, the Committee may, in its discretion, allow a recently promoted or hired officer or employee to participate in the Plan commencing with the date of his promotion or his employment, as the case may be.

     (b) Eligible employees shall be paid the Incentive Compensation as provided in this Plan only if:

        (i) the eligible employee was employed without interruption during the applicable calendar year from January 1 through December 31, except as provided in Sections 3(a)(ii) and 4(d) herein, and

       (ii) the eligible employee must be employed at the time that the bonus is actually paid pursuant to Section 4(c). In the event that the participant's employment is terminated, by reason of (x) discharge with or without cause or (y) voluntary termination by the participant, at any time during the calendar year or before the actual payment date in Section 4(c), such terminated participant shall not be entitled to any bonus for such calendar year, unless specifically authorized by the Committee.

     (c) Any eligible employee that participates in this Plan is not eligible to participate in Incentive Bonus Plan 2000A or Plan 2000B.

4.  MECHANICS OF THE PLAN
- -------------------------
The Plan will award participants for above-average profitability and revenue growth, as measured by the Company's operating ratio and year over year increase in operating revenues:

     (a) Annual Plan. This Plan is an "annual plan" and incentive awards shall be based on audited results of operations for each respective fiscal year ending December 31.

     (b) Incentive Awards. The Board of Directors or Committee shall establish the targeted operating ratios and corresponding Effective Bonus Percentages for each calendar year at or near the completion of the audit of the Company's financial statements for the previous calendar year; provided, however, that the targeted operating ratios and effective bonus percentages for the 2000-2002 calendar years shall be established by the Board of Directors upon the adoption of this Plan. Upon adoption by the Board of Directors or Committee, the targeted operating ratio and bonus percentages for the current calendar year shall be set forth on a schedule and attached hereto as an exhibit. Under the Plan, each participant shall be awarded a bonus not to exceed the sum of the following calculations:

        (i) Annual base compensation multiplied by the product of the effective bonus percentage times 95%. However, no bonus shall be payable under this subpart (i) if the Company's Consolidated Operating Ratio exceeds 93.5%; and

       (ii) Annual compensation multiplied by the product of the effective bonus percentage times 5%. However, no bonus shall be payable under this subpart (ii) unless the Consolidated Operating Revenues for the bonus calculation year are 110% or more of the Consolidated Operating Revenues reported by the Company for the immediately preceding bonus calculation year, and

      (iii) The subpart (i) and subpart (ii) bonus calculations are independent of each other and entitlement to a bonus under either subpart is not dependent on whether a bonus is due under the other subpart, and

       (iv) The Company's Board of Directors recognizes that the long term well being of the Company may require actions which adversely affect the Consolidated Operating Ratio or Consolidated Operating Revenues over the short term. Accordingly, upon recommendation by the Committee, the Company's Board of Directors may in its sole discretion waive the Consolidated Operating Ratio and/or the Consolidated Operating Revenue thresholds set forth in subpart (i) and subpart (ii), respectively.

     (c) Payment of Awards. Any bonus awarded hereunder shall be paid by the Company upon the determination of the bonus as defined in this Plan by the Company's independent accountants. The payments of the bonuses shall be as follows:

         (i) Any bonus that is awarded for the 2000 calendar year shall be made as follows:

              (x) fifty percent (50%) of the bonus shall be paid on or before March 31, 2001:

              (y) twenty five percent (25%) of the bonus shall be paid on or before March 31, 2002; and

              (z) twenty five percent (25%) of the bonus shall be paid on or before March 31, 2003.

        (ii) Any bonus that is awarded for the 2001 calendar year shall be made as follows:

              (x) fifty percent (50%) of the bonus shall be paid on or before March 31, 2002;

              (y) twenty five percent (25%) of the bonus shall be paid on or before March 31, 2003; and

              (z) twenty five percent (25%) of the bonus shall be paid on or before March 31, 2004.

       (iii) Any bonus that is awarded for the 2002 calendar year shall be made as follows:

              (x) fifty percent (50%) of the bonus shall be paid on or before March 31, 2003;

              (y) twenty five (25%) of the bonus shall be paid on or before March 31, 2004; and

              (z) twenty five (25%) of the bonus shall be paid on or before March 31, 2005.

     (d) Death or Disability. Notwithstanding anything contained herein to the contrary, if a participant's employment ceases on account of death or total disability, as defined in 105 (d)(4) of the Internal Revenue Code, such participant shall be entitled to receive a pro-rata portion of any bonus he otherwise would be awarded. In either event, the participant shall be entitled to an amount equal to a normal bonus award under Section 4(b) multiplied by a fraction the numerator of which shall be the number of days in a year during which the participant was participating in the Plan and the denominator of which shall be 365 days. For example, a participant with annual base compensation of $50,000 dies on July 1 of a calendar year. The Company has a Effective Bonus Percentage of 20% for that calendar year which otherwise would entitle the participant to a bonus of 20% of his annual base compensation or $10,000. Such participant would be entitled to a bonus equal to $10,000 x 182/365 or $4,986. All bonus amounts payable to a deceased or disabled participant shall be paid to such participant or his personal representative, as the case may be.

     (e) Recently Promoted or Hired Employees. In the event the Committee allows a recently promoted or hired employee to participate in the Plan, pursuant to Section 3(a)(ii) such participant shall be entitled to receive a pro-rata portion of any bonus he otherwise would be awarded. Such pro-rata bonus shall be the amount equal to a normal bonus award under Section 4(b) multiplied by a fraction the numerator of which shall be the number of days in the year during which the participant was participating in the Plan and denominator of which shall be 365 days. For example, a participant commences participation in the Plan on July 1 of a calendar year at annual base compensation of $50,000. The Company has a Effective Bonus Percentage for that calendar year which otherwise would entitle the participant to a bonus of 20% of his annual base compensation or $5,000. Such participant would be entitled to a bonus equal to $5,000 x 183/365 or $4,986.

     (f) Applicable Base Annual Compensation: For purposes of calculating all bonus awards hereunder, whenever the term "annual base compensation" of a participant is referred in this Plan it shall mean the following:

        (i) With respect to any eligible employee who is compensated on the basis of a fixed salary, annual base compensation shall be the amount of such base salary determined at December 31 of each calendar year.

       (ii) With respect to any eligible employee who is compensated on the basis of hourly wages, the annual base compensation shall be equal to the base wage of such eligible employee at December 31 of each calendar year and then annualized.

      (iii) In the event an eligible employee is terminated prior to the end of the plan year and the Committee specifically authorizes the payment of the Incentive Bonus pursuant to section 3(b)(iii), then the annual base compensation shall be determined as of the date of termination.


5.  NOTICES
- -----------
The Board of Directors or the Committee shall notify all employees selected to participate in the Plan as soon as practicable after such determination has been made. The participants shall be notified of the targeted operating ratios and corresponding effective bonus percentages for each calendar year, and any subsequent modifications thereto, as soon as practicable after such determinations have been made by the Committee.

6.  OTHER BENEFITS
- ------------------
This Plan is employees for exceptional contributions made by such employees and any awards hereunder are intended to be in addition to any other benefits which the Company provides to the participants.

The Board of Directors or the Committee may, but is not obligated to, award one or more of the participants additional bonuses in such amounts and at such times as the Board of Directors or the Committee, in its sole discretion, shall determine.

7.  AMENDMENTS TO PLAN
- ----------------------
The Board of Directors or the Committee may from time to time make such amendments to the Plan as the Board or the Committee, in its sole discretion, shall deem desirable, including modifying the targeted operating ratios and corresponding bonus percentages established pursuant to Section 4(b) at any time during a calendar year.

8.  TERMINATION OF THE PLAN
- ----------------------------
The Board of Directors may at any time terminate the Plan. In the event the Plan is terminated, the Company shall not have any obligation to the participants under the Plan unless the Board of Directors states that the Company has assumed an obligation. For example, assume the Plan is terminated on December 15 of a calendar year. No participant shall have a right to receive, and the Company shall not have any obligation to pay, any bonus amount under the Plan for that calendar year unless the Board of Directors expressly states the Company shall pay such bonus amount.

9.  NONASSIGNABILITY
- --------------------
No participant shall have the right to assign or transfer any of his benefits or expected benefits under the Plan except by will or by the laws of descent and distribution.

10.  GLOSSARY OF TERMS
- ----------------------
The  following  definitions  apply  to  the  terms  as  used  in  this  Plan.

Eligible Salaries of Plan Participants: The salaries of each Plan Participant, as of December 31 of each calendar year, shall be added together. The sum of these salaries shall be the Eligible Salaries of Plan Participants.

Company Annual Consolidated Revenue: The calendar year revenues of the following subsidiaries shall be added together. The sum of the revenues of the subsidiaries listed herein, shall be the Company Annual Consolidated Revenue. For purposes of this Plan, operating revenue shall not include interest income, other non-operating income or extraordinary items, and operating expenses shall not include any incentive compensation awarded hereunder, interest expense or income taxes but shall include loss (gain) on sale of equipment. For purposes of this Plan, the operating ratio shall be determined to the nearest one-hundredth of one percent (.01%). The revenue of the following subsidiaries shall include:
P.A.M. Transport, Inc., P.A.M. Dedicated Services, Inc., Choctaw Express, Inc., Allen Freight Services, Inc., and Decker Transport Co., Inc. With respect to the revenues of Decker Transport Co., Inc., the revenue generated by the brokerage division of Decker Transport Co., Inc., shall not apply toward the revenue of Decker Transport Co., Inc., for the purposes of this Plan. With respect to Allen Freight Services, Inc., the annual revenues and expenses shall be divided into Allen Freight Services, Inc., and Bill's Dollar Store. Allen Freight Services, Inc., and Bill's Dollar Stores shall be treated as two separate Company subsidiaries for this Plan. In the event, the Company acquires a new subsidiary during any calendar year under this Plan, the subsidiary's revenue shall not apply toward the Company's Annual Consolidated Revenue.

Subsidiary Annual Revenue and Expenses: The calendar year revenues and expenses generated by each individual subsidiary of the Company, to-wit: P.A.M. Transport, Inc., P.A.M. Dedicated Services, Inc., Choctaw Express, Inc., Allen Freight Services, Inc., and Decker Transport Co., Inc. With respect to the revenues of Decker Transport Co., Inc., the revenue generated and the expenses incurred by the brokerage division of Decker Transport Co., Inc., shall not apply toward the Subsidiary Annual Revenue of Decker Transport Co., Inc., for the purposes of this Plan. With respect to Allen Freight Services, Inc., the annual revenues and expenses shall be divided into Allen Freight Services, Inc., and Bill's Dollar Store. Allen Freight Services, Inc., and Bill's Dollar Stores shall be treated as two separate Company subsidiaries for this Plan. Any amount of money accrued during the calendar year for bonus payment expense shall not apply toward the Annual Expenses for the Subsidiary.

Subsidiary Percent of Revenue: The Subsidiary Percent of Revenue is calculated by dividing the Subsidiary Annual Revenue by the Company Annual Consolidated Revenue expressed as a percentage.

Subsidiary Bonus Eligible Salaries: The Subsidiary Bonus Eligible Salaries is calculated by multiplying the Subsidiary Percent of Revenue times the Eligible Salaries of Plan Participants.

Operating Ratio of Subsidiary: This term shall mean the operating ratio of each individual subsidiary of P.A.M. Transportation Services, Inc. The operating ratio shall be determined to the nearest one-hundredth of one percent (.01%).

Subsidiary Bonus Factor: Determine the Bonus Percentage from the Bonus Percentage Table found in Attachment One by using the Annual Operating Ratio of the Subsidiary. Multiply the Subsidiary Bonus Eligible Salaries by the Bonus Percentage. The product of these two numbers in the Subsidiary Bonus Factor.

Consolidated Bonus Factor: The Consolidated Bonus Factor is the sum of the Subsidiary Bonus Factors.

Effective Bonus Percentage: The Effective Bonus Percentage is calculated by dividing the Consolidated Bonus Factor by the Eligible Salaries of Plan
Participants  as  expressed  in  a  percentage.

Percentage:  All  percentages  shall  be  determined  to  the  nearest  1/100th.




This Plan has been adopted and approved at a meeting of the Board of Directors of the Company on the 15th day of June, 2000 and shall be effective for calendar years 2000 through 2002 inclusive, unless otherwise amended by the Board of Directors.



                                    EXHIBIT A

                      P.A.M. TRANSPORTATION SERVICES, INC.
                        INCENTIVE COMPENSATION PLAN 2000C

                   TARGETED CONSOLIDATED OPERATING RATIOS AND
                         CORRESPONDING BONUS PERCENTAGES
                         FOR 2000 - 2002 CALENDAR YEARS




   Subsidiary                             Bonus
Operating Ratio                         Percentage
- ----------------                        ----------
90.0% and above                             0.0%
89.0%  to  89.9%                           20.0%
88.0%  to  88.9%                           30.0%
87.0%  to  87.9%                           40.0%
86.0%  to  86.9%                           50.0%
85.0%  to  85.9%                           60.0%
84.0%  to  84.9%                           70.0%
83.0%  to  83.9%                           80.0%
82.0%  to  82.9%                           90.0%
81.0%  to  81.9%                          100.0%
80.0%  to  80.9%                          110.0%
Under  80%                                120.0%





                        EXCERPTS OF RESOLUTIONS OF THE
                     COMPENSATION AND STOCK OPTION COMMITTEE
     OF THE BOARD OF DIRECTORS OF P.A.M. TRANSPORTATION SERVICES, INC. ADOPTED
                                FEBRUARY 17, 2004
    AMENDING INCENTIVE COMPENSATION PLAN 2000C WHICH IS APPLICABLE TO EXECUTIVE
                      OFFICERS AND CERTAIN OTHER EMPLOYEES


INCENTIVE COMPENSATION PLANS - EXTENSION THROUGH 2004
- -----------------------------------------------------

     The Committee discussed the Company's Incentive Compensation Plan - 2000A, Incentive Compensation Plan 2000B, and Incentive Compensation Plan 2000C, which are currently in effect for employees of the Company and its subsidiaries. These plans originally applied to the years 2000, 2001 and 2002, and were previously extended to also apply to 2003. The Committee discussed the purposes of these plans. The Committee also discussed their continued appropriateness, and the extent to which they are likely to meet the Company's objectives for compensating and motivating its employees, and increasing the return for the shareholders of the Company. [text omitted] The Committee also considered a Schedule provided by the Company's executive officers recommending the employees who should participate in Incentive Compensation Plan 2000B and 2000C. After further discussion, upon motion duly made and seconded, the following resolutions were unanimously adopted.

RESOLVED, that the Committee has determined that Incentive Compensation Plan - 2000A ("Plan A"), Incentive Compensation Plan 2000B ("Plan B"), and Incentive Compensation Plan 2000C ("Plan C"), which are presently in effect (collectively the "Plans"), should be extended for an additional year so they will also apply to the calendar year 2004, and the Plans are extended to apply to 2004.

RESOLVED FURTHER, that the provisions of Exhibit A to each of the three Plans, respectively, which establish the targeted consolidated operating ratios and corresponding bonus percentages for 2000-2002 calendar years, and which were also applied for calendar year 2003, shall, subject to the provisions of the Plans, also apply to 2004.

RESOLVED FURTHER, that the employees who should participate in each of Plan B and Plan C are those listed for those plans in the schedule presented to this meeting, and subject to the provisions of the Plans, such employees are designated to participate in Plan B and Plan C as set forth in the schedule. [text omitted]

RESOLVED FURTHER, that pursuant to Section 7 of Plan B and Plan C, respectively, Sections 4(c) (Payments of Awards) of each of such Plans are amended by adding new clauses (iv) and (v) to each that follow the timing patterns of awards for prior years, while making specific provision for corresponding timing for 2003 and 2004 awards, and provide as follows:

(iv) Any bonus that is awarded for the 2003 calendar year shall be made as follows:

     (x) fifty percent (50%) of the bonus shall be paid on or before March 31, 2004;

     (y) twenty-five percent (25%) of the bonus shall be paid on or before March 31, 2005; and

     (z) twenty-five percent (25%) of the bonus shall be paid on or before March 31, 2006.

(iv) Any bonus that is awarded for the 2004 calendar year shall be made as follows:

     (x) fifty percent (50%) of the bonus shall be paid on or before March 31, 2005;

     (y) twenty-five percent (25%) of the bonus shall be paid on or before March 31, 2006; and

     (z) twenty-five percent (25%) of the bonus shall be paid on or before March 31, 2007. [text omitted]